                                                                  (DYNAMEX LOGO)
                                                                1870 Crown Drive
                                                                Dallas, TX 75234
                                                                    214-561-7500
                                                             Fax: (214) 561-7499


For immediate release

For further information contact:
Ray Schmitz
Vice President and Chief Financial Officer
(214) 561-7503
ray.schmitz@dynamex.com

                         DYNAMEX ANNOUNCES THIRD QUARTER
                            FISCAL YEAR 2003 RESULTS

THIRD QUARTER HIGHLIGHTS:
o  SALES INCREASE 9.0% TO $62 MILLION.
o  NET INCOME TOTALS $2.1 MILLION OR $0.18 PER FULLY DILUTED SHARE.
o  BANK CREDIT FACILITY EXTENDED THROUGH NOVEMBER 30, 2005.
o  MANAGEMENT RAISES OUTLOOK FOR FY 2003 AND AFFIRMS FY 2004.

JUNE 4, 2003 -- DALLAS, TEXAS -- Dynamex Inc. (Amex: DDN), a leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $2.1 million or $0.18 diluted earnings per common share for the FY 2003 third quarter versus net income of $1.3 million or $0.12 diluted earnings per common share for the same period last year. Current year net income includes income tax benefits of approximately $425,000 ($0.04 per share) associated with Dynamex Canada Corp.'s payment of a $2.5 million cash dividend to Dynamex Inc. this quarter. Current year earnings per share also include the impact of the issuance of 700,000 common shares during the third quarter of FY 2002.

FY 2003 third quarter sales were $62 million, 9.0% higher than the prior year. Current year sales were positively impacted by the strengthening Canadian dollar. The favorable change in the exchange rate between the Canadian dollar and the U.S. dollar in the current year versus the prior year had the effect of increasing sales $1.4 million in the current year quarter. Excluding the impact of the exchange rate, sales were 6.5% higher in the current year quarter than last year, in line with the Company's outlook of 5% to 9% year-over-year growth. On demand sales, which currently represent approximately 47% of sales, were 6.0% higher while other services were 11.8% higher.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") were $3.4 million (5.5% of sales) in the FY 2003 third quarter compared to $3.4 million (6.0% of sales) in the prior year. Current year EBITDA was negatively impacted by the write-off of receivables from Air Canada ($200,000) and costs related to the start-up of new business ($60,000) as well as the impact of unusually harsh weather conditions in both the U.S. and Canada.


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DYNAMEX - THIRD QUARTER FISCAL YEAR 2003
June 4, 2003
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Selling, general and administrative ("SG&A") expenses were $14.4 million in the current year quarter compared to $13.7 million in last year's quarter. SG&A expenses were 23.2% of sales in the current year quarter compared to 24.0% in the same quarter last year. Approximately $0.3 million of the increase results from the change in the exchange rate between the Canadian dollar and the U.S. dollar in the current year versus the prior year. Higher wages and benefits, the result of an increase in sales and operating personnel to support expanding operations along with the lifting of the salary freeze, higher unemployment taxes and medical insurance, account for most of the remaining increase.

THIRD QUARTER HIGHLIGHTS

"We delivered improved financial results during the third fiscal quarter despite the sluggish economic environment and some unusually harsh weather conditions. We maintained a healthy momentum in sales growth with all three of our revenue streams increasing during the period and we are particularly pleased with the execution and results from our national accounts programs. Even though the period was challenging due to increases in healthcare costs and general insurance and the Air Canada write-off, we were able to manage our costs accordingly to offset the financial impact of these issues. We have also implemented plans to compensate for some of these increases going forward," said Dynamex Chairman and Chief Executive Officer, Rick McClelland.

"Our unique position in the same-day transportation industry is proving beneficial to the Company under current economic conditions. While the weak economy has resulted in lower volumes from some accounts, new business activity has increased and thus offsets this decline. With the current economic market, shippers are seeking ways to reduce costs, reduce assets and improve customer service in all areas of their business related to the final delivery of their products whether it is on a local, regional or national basis. As a result, our distribution and outsourcing services are doing especially well. We are benefiting from solid execution and from the significant investments we have made in the network of businesses that we acquired and integrated, the development of our same day service menu, our local, regional and national sales initiatives, and our industry leading technology," McClelland added.

"Our financial outlook remains firm as we go into the fourth quarter of this fiscal year. We are focused on continued improvement in our overall financial performance, reducing debt and maintaining a strong balance sheet. We believe our business is well positioned for continued growth," McClelland concluded.

GROSS PROFIT MARGIN

The gross profit margin for the current year quarter was 28.7% compared to 29.9% in the prior year. The reduced gross margin percentage is primarily attributable to the write-off of receivables from Air Canada due to their filing under the Companies' Creditors Arrangement Act (approximately $200,000), higher insurance (approximately $310,000), costs related to new business startups (approximately $60,000) and a change in business mix. On-demand sales were 47.4% of total sales in the current quarter, compared to 48.7% in the prior year quarter.


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DYNAMEX - THIRD QUARTER FISCAL YEAR 2003
June 4, 2003
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--------------------------------------------------------------------------------


DEPRECIATION AND AMORTIZATION

Depreciation and amortization ("D&A") in the FY 2003 third quarter decreased to $518,000 from $699,000 in the FY 2002 third quarter. As a percent of sales, D&A decreased to 0.8% from 1.2% in the prior year. The reduction is primarily attributable to lower capital expenditures in recent years and a switch to two-way mobile data communication devices that require no capital expenditure.

INTEREST EXPENSE

Interest expense for the three months ended April 30, 2003 was $571,000, 14.4% below the prior year period. This decrease is primarily attributable to lower outstanding debt during the current quarter versus the prior year quarter and a lower effective interest rate. As of April 30, 2003, long-term debt was $24.9 million, $8.5 million (25%) below the prior year.

BANK CREDIT AGREEMENT

On May 30, 2003, the Company amended and extended its bank credit agreement. Under the terms of the amended agreement, the Company prepaid $1.2 million of the amortizing term loan from available cash and the facility was extended through November 30, 2005. The amended agreement consists of an amortizing term loan of $13 million and a revolving credit facility of $19.5 million. Required principal payments, on the amortizing term loan, consist of $1.375 million quarterly, with a final payment of $625,000 due on November 30, 2005. Interest on outstanding borrowings is payable monthly at prime, plus a margin ranging from 0.50% to 0.0%, or LIBOR, plus an applicable margin ranging from 3.5% to 2.0%, based upon the ratio of Total Debt to EBITDA, as defined. A ratio of Total Debt to EBITDA of less than 1.75 to 1.00 will lower the applicable margin from 0.5% to 0.125% for prime based loans and from 3.5% to 2.5% on LIBOR based loans and removes certain restrictions. At April 30, 2003, the Total Debt to EBITDA ratio was 2.04 to 1.00.

OUTLOOK

The following outlook is provided in connection with Regulation FD to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.

The Company expects FY 2003 year-over-year Sales Per Day to increase between 5.5% and 6.5% compared to FY 2002, assuming the Canadian dollar remains at current levels. The Company expects year-over-year Sales Per Day growth for fourth quarter of FY 2003 to range between 9% and 11%.

In the FY 2003 4th quarter, Dynamex Canada Corp. is expected to pay Dynamex Inc. approximately $1.6 million of accrued inter-company interest and royalties, net of Canadian withholding taxes of $160,000. The Canadian taxes will be offset in the Company's Statement


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DYNAMEX - THIRD QUARTER FISCAL YEAR 2003
June 4, 2003
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of Operations by the recognition of a foreign tax credit of $160,000. The cash received by Dynamex Inc. will be used to further reduce outstanding debt.

The Company is raising its expectation for basic net income per share for FY 2003 from between $0.55 and $0.65 to between $0.60 and $0.70, due to the tax benefit associated with the Canadian dividend and the strengthening Canadian dollar.

The Company believes that sales will continue to strengthen and as this occurs, net income should increase at a higher rate than sales due to the leverage from our relatively fixed cost infrastructure and favorable U.S. income tax position. The Company believes that an expected 10% increase in sales in FY 2004 should result in net income per share of $0.75 to $0.85.

As on-demand sales decline as a percentage of total sales, and due to the rising cost of cargo, liability and other insurance, the Company expects cost of sales to continue to increase as a percentage of sales in FY 2004. SG&A expenses are expected to increase in absolute dollars but decline as a percentage of sales.

The Company expects interest expense to decline as outstanding debt is repaid and the applicable margin on the bank credit facility is reduced. The Company expects to achieve a Total Debt to EBITDA ratio of less than 1.75 to 1.00 by the end of the FY 2004 first quarter, resulting in a 1% reduction in the interest rate.

The Company expects to pay only minimal cash income taxes in the U.S. in FY 2003 and FY 2004. For federal income tax purposes, the Company can offset approximately $5.5 million of taxable income on an annual basis with goodwill deductions. Purchased goodwill is amortized over 15 years for U.S. federal income tax purposes. As the Company realizes the benefit of the goodwill amortization, it records a reduction in deferred tax assets and a charge to income tax expense using the Company's U.S. effective income tax rate, currently at approximately 36%. Taxable U.S. income, in excess of the goodwill amortization deduction, is expected to be offset by net operating loss carryforwards. The current effective income tax rate for Canadian operations is approximately 38%.

INVESTOR CALL

The Company will host an investor conference call on Thursday, June 5, 2003 at 10:00 a.m., Central Standard Time, at Toll Free (877) 692-2592. A participant will need the following information to access the conference call: Company name
- "Dynamex." A telephone replay of the conference call will be available through June 12, 2003 at Toll Free (877) 519-4471, Conference Pin # 3947879.

The conference call also will be available on the Internet through VCall's website, located at www.vcall.com or the link is also available through the Company's website at www.dynamex.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.


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DYNAMEX - THIRD QUARTER FISCAL YEAR 2003
June 4, 2003
Page 5
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Additional press releases and investor relations information as well as the
Company's Internet e-commerce services package, dxNow(TM), is available at www.dynamex.com.

                                      * * *

This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company's filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company's actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.

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DYNAMEX - THIRD QUARTER FISCAL YEAR 2003
June 4, 2003
Page 6
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DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                  APRIL 30,        JULY 31,
                                                                    2003             2002
                                                                ------------      ------------
                                                                 (UNAUDITED)

                                             ASSETS
CURRENT
Cash and cash equivalents                                       $      5,358      $      4,489
Accounts receivable (net of allowance for doubtful
       accounts of $721 and $562, respectively)                       25,877            23,165
Prepaid and other current assets                                       1,922             3,223
Deferred income tax                                                    1,916             1,657
                                                                ------------      ------------
       Total current assets                                           35,073            32,534

Property and equipment - net                                           4,408             4,627
Goodwill                                                              44,579            43,739
Intangibles - net                                                        829               950
Deferred income taxes                                                 10,360            11,407
Other assets                                                             622               613
                                                                ------------      ------------
       Total assets                                             $     95,871      $     93,870
                                                                ============      ============

                              LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
CURRENT
Accounts payable trade                                          $      5,247      $      3,894
Accrued liabilities                                                   13,785            13,543
Current portion of long-term debt                                      5,804             5,778
                                                                ------------      ------------
       Total current liabilities                                      24,836            23,215

Long-term debt                                                        19,081            25,531
                                                                ------------      ------------
Total liabilities                                                     43,917            48,746
                                                                ------------      ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized;
   none outstanding                                                       --                --
Common stock; $0.01 par value, 50,000 shares authorized;
   11,208 and 11,207 outstanding, respectively                           112               112
Additional paid-in capital                                            74,064            74,062
Retained deficit                                                     (22,455)          (27,828)
Unrealized foreign currency translation adjustment                       233            (1,222)
                                                                ------------      ------------
TOTAL STOCKHOLDERS' EQUITY                                            51,954            45,124
                                                                ------------      ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $     95,871      $     93,870
                                                                ============      ============



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DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)

                                                    THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                         APRIL 30,                          APRIL 30,
                                              ------------------------------      ------------------------------
                                                  2003              2002              2003              2002
                                              ------------      ------------      ------------      ------------
                                                                                                      (RESTATED)

Sales                                         $     62,146      $     57,030      $    183,209      $    175,842

Cost of sales                                       44,321            39,990           129,626           123,272
                                              ------------      ------------      ------------      ------------

Gross profit                                        17,825            17,040            53,583            52,570

Selling, general and administrative
       expenses                                     14,422            13,676            42,827            42,811
Depreciation and amortization                          518               699             1,609             2,217
(Gain) loss on disposal of property
       and equipment                                    (3)               (5)               10               (18)
                                              ------------      ------------      ------------      ------------

Operating income                                     2,888             2,670             9,137             7,560

Interest expense                                       571               667             1,787             2,343
Other (income) expense                                 (19)              (27)              (93)              520
                                              ------------      ------------      ------------      ------------

Income before taxes                                  2,336             2,030             7,443             4,697

Income tax expense                                     238               700             2,070             2,910
                                              ------------      ------------      ------------      ------------

Income before cumulative effect of
       change in accounting principle                2,098             1,330             5,373             1,787

Cumulative effect of change in
       accounting for goodwill                          --                --                --           (19,261)
                                              ------------      ------------      ------------      ------------
Net income (loss)                             $      2,098      $      1,330      $      5,373      $    (17,474)
                                              ============      ============      ============      ============

Basic earnings (loss) per common share:
Before cumulative effect of
       accounting change                      $       0.19      $       0.12      $       0.48      $       0.17
Accounting change                                       --                --                --             (1.85)
                                              ------------      ------------      ------------      ------------
       Basic earnings (loss) per
                       common share           $       0.19      $       0.12      $       0.48      $      (1.68)
                                              ============      ============      ============      ============

Diluted earnings (loss) per common share:
Before cumulative effect of
       accounting change                      $       0.18      $       0.12      $       0.47      $       0.17
Accounting change                                       --                --                --             (1.84)
                                              ------------      ------------      ------------      ------------
       Diluted earnings (loss) per
                       common share           $       0.18      $       0.12      $       0.47      $      (1.67)
                                              ============      ============      ============      ============



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DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED) - CONTINUED

                                                        THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                             APRIL 30,                           APRIL 30,
                                                   ------------------------------      ------------------------------
                                                       2003              2002              2003              2002
                                                   ------------      ------------      ------------      ------------
                                                                                                           (RESTATED)

Weighted average shares:
   Common shares outstanding                             11,208            10,680            11,207            10,414
   Adjusted common shares - assuming
      exercise of stock options                          11,379            10,722            11,332            10,450

Selected items as a percentage of sales:

 Sales                                                    100.0%            100.0%            100.0%            100.0%
 Cost of sales                                             71.3%             70.1%             70.8%             70.1%
                                                   ------------      ------------      ------------      ------------
 Gross profit                                              28.7%             29.9%             29.2%             29.9%

 Selling, general and
       administrative expenses                             23.2%             24.0%             23.4%             24.3%
 Depreciation and amortization                              0.8%              1.2%              0.9%              1.3%
 (Gain) loss on disposal of property
       and equipment                                        0.0%              0.0%              0.0%              0.0%
                                                   ------------      ------------      ------------      ------------
 Operating income                                           4.7%              4.7%              4.9%              4.3%

EBITDA Margin                                               5.5%              6.0%              5.9%              5.8%
Adjusted EBITDA                                           3,425             3,396            10,839            10,181

Reconciliation of Non-GAAP Financial Measures:
Net income (loss)                                  $      2,098      $      1,330      $      5,373      $    (17,474)
Adjustments:
Cumulative effect of change in
       accounting for goodwill                               --                --                --            19,261
Income tax expense                                          238               700             2,070             2,910
Interest expense                                            571               667             1,787             2,343
Depreciation and amortization                               518               699             1,609             2,217
                                                   ------------      ------------      ------------      ------------
EBITDA                                                    3,425             3,396            10,839             9,257
Canadian tax reorganization:
   Foreign currency transaction loss                         --                --                --               714
   Legal and professional fees                               --                --                --               210
                                                   ------------      ------------      ------------      ------------
EBITDA adjusted for unusual/non-
       recurring charge                            $      3,425      $      3,396      $     10,839      $     10,181
                                                   ============      ============      ============      ============


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DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(IN THOUSANDS)
(UNAUDITED)

                                                                                  NINE MONTHS ENDED
                                                                                      APRIL 30,
                                                                            ------------------------------
                                                                                2003              2002
                                                                            ------------      ------------
                                                                                                (RESTATED)

OPERATING ACTIVITIES
Net income (loss)                                                           $      5,373      $    (17,474)
Adjustments to reconcile net income  to  net cash provided
   by (used in) operating activities:
   Depreciation and amortization                                                   1,582             2,146
   Amortization and write down of goodwill and intangible assets                      27            30,095
   Provision for losses on accounts receivable                                       677               498
   Deferred income taxes                                                             788            (9,356)
   Gain on disposal of property and equipment                                         10               (18)
Changes in current operating assets and liabilities:

   Accounts receivable                                                            (3,388)             (480)
   Prepaids and other assets                                                       1,302               525
   Accounts payable and accrued liabilities                                        1,594               122
                                                                            ------------      ------------
Net cash provided by operating activities                                          7,965             6,058
                                                                            ------------      ------------

INVESTING ACTIVITIES

Purchase of property and equipment                                                (1,366)           (1,250)
Net proceeds from disposal of property and equipment                                  62                12
                                                                            ------------      ------------
Net cash used in investing activities                                             (1,304)           (1,238)
                                                                            ------------      ------------

FINANCING ACTIVITIES

Principal payments on long-term debt                                              (4,346)           (9,675)
Net borrowings (payments) under line of credit                                    (2,075)             (200)
Net proceeds from sale of common stock                                                 3                --
Other assets and deferred offering costs                                             (83)             (235)
                                                                            ------------      ------------
Net cash used in financing activities                                             (6,501)          (10,110)
                                                                            ------------      ------------

EFFECT OF EXCHANGE RATES ON CASH
       FLOW INFORMATION                                                              709               422
                                                                            ------------      ------------

NET INCREASE (DECREASE) IN CASH AND
       CASH EQUIVALENTS                                                              869            (4,868)
CASH AND CASH EQUIVALENTS,
       BEGINNING OF PERIOD                                                         4,489             8,066
                                                                            ------------      ------------
CASH AND CASH EQUIVALENTS,
       END OF PERIOD                                                        $      5,358      $      3,198
                                                                            ============      ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest                                                      $      1,369      $      1,918
                                                                            ============      ============
Cash paid for taxes                                                         $        938      $      1,785
                                                                            ============      ============

SUPPLEMENTAL SCHEDULE OF NON-CASH
   INVESTING AND FINANCING ACTIVITIES
     Issuance of 1,000 shares in shareholder class
            action lawsuit settlement                                       $         --      $      1,313
       Issuance of note receivable to finance customer trade receivable               --               166



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